EXHIBIT 10(k)

Name of Grantee:
Grant Date:
Number of Shares:
Social Security Number:

WAL-MART STORES, INC.

STOCK INCENTIVE PLAN OF 2005

PERFORMANCE-BASED RESTRICTED STOCK AWARD

NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD

This Performance-Based Restricted Stock Award Agreement (the “Agreement”) contains the terms and conditions of the performance-based restricted stock award granted to you by Wal-Mart Stores, Inc., a Delaware corporation (“Wal-Mart”), under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, as amended from time to time (the “Plan”).

1. Grant of Restricted Stock. Wal-Mart has granted to you, effective on the Grant Date (shown above), the right to receive the number of shares shown above of the common stock of Wal-Mart, par value $0.10 per share (“Shares”), at the end of the vesting period (as defined below). Before the Shares are vested, they are referred to in this Agreement as “Performance-Based Restricted Stock.”

2. The Plan Governs. The award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. By accepting this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement. You further agree to accept as binding, conclusive, and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan, including whether, and the extent to which, the performance goals described in Paragraph 5B. have been satisfied.

3. Payment. The Performance-Based Restricted Stock is granted without requirement of payment. However, if the Shares have not been previously issued, you must pay the par value ($0.10) per Share no later than 10 business days after the Grant Date. You will be advised if this is the case and you will be given payment instructions at that time.

4. Stockholder Rights. Your Performance-Based Restricted Stock will be held for you by Wal-Mart until the applicable Vesting Date. You shall have all the rights of a stockholder on shares of Performance-Based Restricted Stock that vest. With respect to your unvested Performance-Based Restricted Stock,

A. You shall have the right to vote such shares at any meeting of stockholders of Wal-Mart;

B. You shall have and the right to receive, free of vesting restrictions (but subject to applicable withholding taxes) all cash dividends paid with respect to such shares; and

C. Any non-cash dividends and other non-cash proceeds of such shares, including stock dividends and any other securities issued or distributed in respect of such shares shall be subject to the same vesting and forfeiture conditions as the shares of Performance-Based Restricted Stock to which they relate, and the term “Performance-Based Restricted Stock” when used in this Agreement shall also include any related stock dividends and other securities issued or distributed in respect of such shares.

5. Vesting of Performance-Based Restricted Stock Award.

A. Your Performance-Based Restricted Stock will vest as follows, provided you have not previously incurred a Forfeiture Condition described in Paragraph 5B. below:

Percentage of shares vesting	Vesting Date

B. Forfeiture Conditions.

1. Satisfaction of Performance Goals. Within 90 days of the beginning of the performance period, the Committee will adopt one or more performance goals which must be met or exceeded during one or more performance periods as a condition precedent to the vesting of the Performance-Based Restricted Stock. Those performance goals will be communicated to you in a separate writing, which will be incorporated by reference into this Agreement. Unless the Company meets or exceeds the applicable performance goal or goals for the applicable performance period or periods, as certified by the Committee in accordance with the Plan, your Performance-Based Restricted Stock award that would otherwise vest in whole or in part on any Vesting Date will not vest and shall be immediately forfeited as of the last day of such performance period.

2. Other Forfeiture Conditions. Subject to Paragraph 5C. below, your Performance-Based Restricted Stock that would otherwise vest on a Vesting Date will not vest and shall be forfeited if, after the Grant Date and prior to the Vesting Date, your continuous status as an Associate terminates or after the Grant Date and on or prior to the Vesting Date,

a. You: (i) have become or (ii) are discussing or negotiating the possibility of becoming, or (iii) are considering an offer to become or have accepted an offer or entered into an agreement to become an employee, officer, director, partner, manager, consultant to, or agent of, or otherwise becoming affiliated with, any entity competing or seeking to compete with Wal-Mart or an Affiliate; or

b. You are subject to an administrative suspension, unless you are reinstated as an Associate in good standing at the end of the administrative suspension period, in which case the applicable number of shares of Performance-Based Restricted Stock would vest as of the date of such reinstatement; or

c. You have not executed and delivered to the Company a Non-Disclosure and Restricted Use Agreement in a form to be provided to you by the Company.

C. Accelerated Vesting; Vesting Notwithstanding Termination. Your Performance-Based Restricted Stock will vest earlier than described in Paragraph 5A, and such earlier vesting date shall also be considered a “Vesting Date,” under the following circumstances:

1. If your Continuous Status as an Associate is terminated by your Disability, your Performance-Based Restricted Stock that would have become vested on a Vesting Date occurring no more than 3 months after your Continuous Status as an Associate is so terminated will become vested on the date your Continuous Status as an Associate is so terminated. “Disability” for this purpose means you have a physical or mental condition resulting from bodily injury, disease or mental disorder that constitutes total disability under the Federal Social Security Act and for which you have actually been approved for Social Security disability benefits.

2. If you Retire, your Performance-Based Restricted Stock that would have become vested on a Vesting Date occurring no more than 3 months after you Retire will become vested on the day you Retire. “Retire” means that you cease to be a full-time Associate (other than for Cause) upon or after reaching age 65.

3. If your Continuous Status as an Associate is terminated by your death on or after ten years of service or on or after the third anniversary of the Grant Date, your Performance-Based Restricted Stock shall immediately become fully vested.

4. The Committee may, in its discretion, at any time accelerate the vesting of your Performance-Based Restricted Stock on such terms and conditions as it deems appropriate.

D. Mandatory Deferral of Vesting. If the vesting of Performance-Based Restricted Stock in any year could, in the Committee’s opinion, when considered with your other compensation, result in Wal-Mart’s inability to deduct the value of your Shares because of the limitation on deductible compensation under Internal Revenue Code Section 162(m), then Wal-Mart in its sole discretion may defer the Vesting Date applicable to your Performance-Based Restricted Stock (but only to the extent that, in the Committee’s judgment, the value of your Performance-Based Restricted Stock would not be deductible) until six months following the termination of your Associate status.

E. Elective Deferral of Restricted Stock. If you are eligible to make deferrals under the Plan in accordance with Section 7.8 of the Plan and rules and procedures relating thereto,

you will be given the opportunity to defer the Vesting Date applicable to your Performance-Based Restricted Stock. If this is the case, you will be advised as to when any such deferral election must be made. Deferrals must be made in the form of Shares.

6. Forfeiture of Performance-Based Restricted Stock. If you suffer a forfeiture condition pursuant to Paragraph 5B., you will immediately forfeit your Performance-Based Restricted Stock (including any cash dividends and non-cash proceeds related to the Performance-Based Restricted Stock for which the record date occurs on or after the date of the forfeiture), and all of your rights to and interest in the Performance-Based Restricted Stock shall terminate upon forfeiture without payment of consideration (except that if you paid par value for the Performance-Based Restricted Stock the par value of the forfeited shares of Performance-Based Restricted Stock will be returned to you). Forfeited Performance-Based Restricted Stock shall be reconveyed to Wal-Mart.

7. Taxes and Tax Withholding.

A. Upon the vesting of your Performance-Based Restricted Stock, you will have income in the amount of the value of the Shares that become vested on the Vesting Date, and you must pay income tax on that income.

B. You agree to consult with any tax consultants you think advisable in connection with your Performance-Based Restricted Stock and acknowledge that you are not relying, and will not rely, on Wal-Mart for any tax advice. Please see Section 9.F. regarding Section 83(b) elections.

C. Whenever any Performance-Based Restricted Stock becomes vested under the terms of this Agreement, you must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on Wal-Mart (or the Affiliate that employs you) relating to your Shares. The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (1) a cash payment; (2) authorizing Wal-Mart to withhold from the Shares otherwise deliverable to you as a result of the vesting of the Performance-Based Restricted Stock, a number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (3) withholding from compensation otherwise payable to you.

8. Performance-Based Restricted Stock Not Transferable. Neither the Performance-Based Restricted Stock, nor your interest in the Performance-Based Restricted Stock, may be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to vesting applicable to any award of Performance-Based Restricted Stock issued in your name. Any attempted action in violation of this paragraph shall be null, void, and without effect.

9. Other Provisions.

A. The value of the Shares under this Agreement will not be taken into account in computing the amount of your salary or other compensation for purposes of determining any pension, retirement, death, or other benefit under any employee benefit plan of Wal-Mart or any Affiliate, except to the extent such plan or another agreement between you and Wal-Mart specifically provides otherwise.

B. Wal-Mart may, without liability for its good faith actions, place legend restrictions upon the Performance-Based Restricted Stock or unrestricted Shares obtained upon vesting of the Performance-Based Restricted Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Performance-Based Restricted Stock.

C. Determinations regarding this Agreement (including, but not limited to whether an event has occurred resulting in the forfeiture of or vesting of Performance-Based Restricted Stock) shall be made by the Committee in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive and binding on all persons.

D. Neither this Agreement nor the Plan creates any contract of employment, and nothing in this Agreement or the Plan shall interfere with or limit in any way the right of Wal-Mart or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of Wal-Mart and/or Affiliate. Nothing in this Agreement or the Plan creates any fiduciary or other duty to you owed by Wal-Mart, any Affiliate, or any member of the Committee except as expressly stated in this Agreement or the Plan.

E. Wal-Mart reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

F. By accepting this Agreement,

1. You agree to provide any information reasonably requested from time to time, and

2. You agree not to make an Internal Revenue Code Section 83(b) election with respect to this award of Performance-Based Restricted Stock.

G. This Agreement shall be construed under the laws of the State of Delaware.

Grantee:

I acknowledge having received, read and understood the Plan and this Agreement. I accept the terms and conditions of my Performance-Based Restricted Stock Award as set forth in this Agreement, subject to the terms and conditions of the Plan

By:

Name (please print):

Agreed to and accepted this      day of                     , 2010.

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